UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices)

(Zip Code)

Jesse Chew

Senior Vice President, Chief Legal Officer and Corporate Secretary

(408) 716-4600

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of Accuray Incorporated (“Accuray”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2022 to December 31, 2022. A copy of Accuray’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available on Accuray’s website at http://investors.accuray.com/financial-information/sec-filings.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, Accuray is hereby filing its Conflict Minerals Report as Exhibit 1.01.

Section 2 — Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this Form SD.

Exhibit Number
1.01	Conflict Minerals Report of Accuray Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ACCURAY INCORPORATED

Date: May 26, 2023	By:	/s/ Jesse Chew
Jesse Chew
Senior Vice President, Chief Legal Officer & Corporate Secretary